Exhibit 10.1

FIRST AMENDMENT TO THE

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF

CITY OFFICE REIT OPERATING PARTNERSHIP, L.P.

September 30, 2016

THIS FIRST AMENDMENT TO THE AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF CITY OFFICE REIT OPERATING PARTNERSHIP, L.P. (this “Amendment”), dated as of September 30, 2016, is entered into by CITY OFFICE REIT, INC., a Maryland corporation, as general partner (the “General Partner”) of CITY OFFICE REIT OPERATING PARTNERSHIP, L.P., a Maryland limited partnership (the “Partnership”), for itself and on behalf of the limited partners of the Partnership.

WHEREAS, the Amended and Restated Agreement of Limited Partnership of the Partnership was executed on April 21, 2014 (as now or hereafter amended, restated, modified, supplemented or replaced, the “Partnership Agreement”); and

WHEREAS, Section 4.2.A of the Partnership Agreement authorizes the General Partner to cause the Partnership to issue additional Partnership Units in one or more classes or series, with such designations, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to distributions, qualifications or terms and conditions of redemption, and any such other terms and/or relative, participating, optional or other special rights, powers and duties, as shall be determined by the General Partner, in its sole and absolute discretion without the approval of the Limited Partners or any other Person, and set forth in a written document thereafter attached to and made an exhibit to the Partnership Agreement, which exhibit shall be an amendment to the Partnership Agreement and shall be incorporated therein (each a “Partnership Unit Designation”); and

WHEREAS, the General Partner has authorized the issuance and sale of up to 4,600,000 shares of its 6.625% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”) at a gross offering price of $25.00 per share of Series A Preferred Stock and, in connection therewith, the General Partner, pursuant to Section 4.3.E of the Partnership Agreement, is contributing the net proceeds of such issuance and sale to the Partnership in exchange for, and is causing the Partnership to issue to the General Partner, the Series A Preferred Units (as hereinafter defined) which shall constitute Partnership Equivalent Units as contemplated by the Partnership Agreement; and

WHEREAS, pursuant to the authority granted to the General Partner pursuant to Section 4.2.A and Article 14 of the Partnership Agreement, and as authorized by the resolutions of the Board of Directors of the General Partner and the resolutions of the Pricing Committee of the Board of Directors of the General Partner dated as of September 22, 2016 and September 26, 2016, respectively, the General Partner desires to amend the Partnership Agreement (i) to set forth the designations, rights, powers, preferences and duties and other terms of the Series A Preferred Units and (ii) to issue the Series A Preferred Units to the General Partner.

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the General Partner hereby amends the Partnership Agreement as follows:

1. The Partnership Agreement is hereby amended by the addition of a new annex thereto, entitled Annex A, in the form attached hereto, which sets forth the designations, allocations, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to distributions, qualifications or terms and conditions of redemption, and any other special rights, powers and duties and other terms of the Series A Preferred Units and which shall constitute a Partnership Unit Designation as contemplated by the Partnership Agreement and shall be attached to and made a part of, and shall be an exhibit to, the Partnership Agreement.

2. Pursuant to Section 4.2.A and Section 4.3.E of the Partnership Agreement, effective as of the applicable issuance date of the Series A Preferred Stock by the General Partner, the Partnership will issue Series A Preferred Units to the General Partner in the amount shown on Schedule I hereto, which Schedule I may be amended by the General Partner in its sole discretion at any time, but in no event shall the number of Series A Preferred Units issued pursuant to this Amendment exceed 4,600,000. The Series A Preferred Units have been created and are being issued in conjunction with the General Partner’s issuance and sale of the Series A Preferred Stock, and as such, the Series A Preferred Units are intended to have designations, preferences and other rights and terms that are substantially the same as those of the Series A Preferred Stock, all such that the economic interests of the Series A Preferred Units and the Series A Preferred Stock are substantially identical, and the provisions, terms and conditions of this Amendment, including without limitation the attached Annex A, shall be interpreted in a fashion consistent with this intent. In return for the issuance to the General Partner of the Series A Preferred Units, the General Partner has contributed to the Partnership the funds raised through its issuance and sale of the Series A Preferred Stock (the General Partner’s capital contribution shall be deemed to equal the amount of the gross proceeds of that share issuance (i.e., the net proceeds actually contributed, plus any underwriter’s discount or other expenses incurred, with any such discount or expense deemed to have been incurred by the General Partner on behalf of the Partnership)).

3. The foregoing recitals are incorporated in and are made a part of this Amendment.

4. Except as specifically defined herein, all capitalized terms shall have the definitions provided in the Partnership Agreement. This Amendment has been authorized by the General Partner pursuant to Article 14 of the Partnership Agreement and does not require execution by the Limited Partners or any other Person.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first set forth above.

GENERAL PARTNER:

CITY OFFICE REIT, INC. a Maryland corporation

By:	/s/ Anthony Maretic
Name:	Anthony Maretic
Title:	Chief Financial Officer

[Signature page for Amendment re: Series A Preferred Units]

ANNEX A

DESIGNATION OF THE SERIES A PREFERRED UNITS

OF

CITY OFFICE REIT OPERATING PARTNERSHIP, L.P.

1. Designation and Number. A series of Preferred Units (as defined below) of City Office REIT Operating Partnership, L.P., a Maryland limited partnership (the “Partnership”), designated the “6.625% Series A Cumulative Redeemable Preferred Units” (the “Series A Preferred Units”), is hereby established. The number of authorized Series A Preferred Units shall be 4,600,000.

2. Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Amended and Restated Agreement of Limited Partnership of City Office REIT Operating Partnership, L.P. (as now or hereafter amended, restated, modified, supplemented or replaced, the “Partnership Agreement”). The following defined terms used herein shall have the meanings specified below:

“Articles Supplementary” means the Articles Supplementary of the General Partner filed with the State Department of Assessments and Taxation of the State of Maryland on September 30, 2016, designating the terms, rights and preferences of the Series A Preferred Stock.

“Base Liquidation Preference” shall have the meaning provided in Section 6(a).

“Common Stock” shall have the meaning provided in the Charter.

“Distribution Record Date” shall have the meaning provided in Section 5(a).

“Junior Preferred Units” shall have the meaning provided in Section 4.

“Liquidating Distributions” shall have the meaning provided in Section 6(a).

“Parity Preferred Units” shall have the meaning provided in Section 4.

“Partnership Agreement” shall have the meaning provided above.

“Preferred Units” means all Partnership Units designated as preferred units by the General Partner from time to time in accordance with Section 4.2.A of the Partnership Agreement.

“Senior Preferred Units” shall have the meaning provided in Section 4.

“Series A Preferred Return” shall have the meaning provided in Section 5(a).

“Series A Preferred Stock” shall have the meaning provided in the Charter.

“Series A Preferred Unit Distribution Payment Date” shall have the meaning provided in Section 5(a).

“Series A Preferred Units” shall have the meaning provided in Section 1.

3. Maturity. The Series A Preferred Units have no stated maturity and will not be subject to any sinking fund or mandatory redemption.

4. Rank. The Series A Preferred Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership, rank (a) senior to all classes or series of Partnership Common Units (“Common Units”) of the Partnership and any class or series of Preferred Units expressly designated as ranking junior to the Series A Preferred Units as to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership (collectively, the “Junior Preferred Units”); (b) on a parity with any class or series of Preferred Units issued by the Partnership expressly designated as ranking on a parity with the Series A Preferred Units as to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership (the “Parity Preferred Units”); and (c) junior to any class or series of Preferred Units issued by the Partnership expressly designated as ranking senior to the Series A Preferred Units as to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership (the “Senior Preferred Units”). The term “Preferred Units” does not include convertible or exchangeable debt securities of the Partnership, including convertible or exchangeable debt securities which will rank senior to the Series A Preferred Units prior to conversion or exchange. The Series A Preferred Units will also rank junior in right or payment to the Partnership’s existing and future indebtedness.

5. Distributions.

a) Subject to the preferential rights of holders of any class or series of Preferred Units of the Partnership expressly designated as ranking senior to the Series A Preferred Units as to distribution rights, the holders of Series A Preferred Units shall be entitled to receive, when, as and if authorized by the General Partner and declared by the Partnership, out of assets of the Partnership legally available for payment of distributions, cumulative cash distributions at the rate of 6.625% per annum of the Base Liquidation Preference (as defined below) per unit (equivalent to a fixed annual amount of $1.65625 per unit) (the “Series A Preferred Return”). Distributions on the Series A Preferred Units shall accrue and be cumulative from (but excluding) the date of original issue of any Series A Preferred Units and shall be payable quarterly, in equal amounts, in arrears, on or about the 25th day of each January, April, July and October of each year (or, if not a business day, the next succeeding business day, each a “Series A Preferred Unit Distribution Payment Date’’) for the period ending on such Series A Preferred Unit Distribution Payment Date, commencing on January 25, 2017. “Business day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required to close. The amount of any distribution payable on the Series A Preferred Units for any partial distribution period will be prorated and computed on the basis of twelve 30-day months and a 360-day year. Distributions will be payable in arrears to holders of record of the Series A Preferred Units as they appear on the records of the Partnership at the close of business on the applicable record date, which shall be the such date designated by the General Partner of the Partnership for the payment of distributions that is not more than 90 nor less than ten days prior to such Series A Preferred Unit Distribution Payment Date (each, a “Distribution Record Date”).

b) No distributions on the Series A Preferred Units shall be authorized by the General Partner or declared, paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the General Partner or the Partnership, including any agreement relating to the indebtedness of any of them, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization, declaration, payment or setting apart shall be restricted or prohibited by law.

c) Notwithstanding anything to the contrary contained herein, distributions on the Series A Preferred Units will accrue whether or not the restrictions referred to in Section 5(b) exist, whether or not the Partnership has earnings, whether or not there are assets legally available for the payment of such distributions and whether or not such distributions are authorized or declared.

d) Except provided in Section 5(e) below, no distributions shall be declared and paid or set apart for payment, and no other distribution of cash or other property may be declared and made, directly or indirectly, on or with respect to, any Common Units, Parity Preferred Units or Junior Preferred Units of the Partnership (other than a distribution paid in units of, or options, warrants or rights to subscribed for or purchase units of, Common Units or Junior Preferred Units) for any period, nor shall units of any class or series of Common Units, Parity Preferred Units or Junior Preferred Units be redeemed, purchased or otherwise acquired for any consideration, nor shall any assets be paid or made available for a sinking fund for the redemption of any such units by the Partnership, directly or indirectly (except by conversion into or exchange for units of, or options, warrants or rights to purchase of subscribed for units of, Common Units or Junior Preferred Units, and except for purchases or exchanges pursuant to a purchase or exchange offer made on the same terms to all holders of Series A Preferred Units and all holders of Parity Preferred Units), unless full cumulative distributions on the Series A Preferred Units for all past distribution periods shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment.

e) When cumulative distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) on the Series A Preferred Units and any Parity Preferred Units, all distributions declared on the Series A Preferred Units and any Parity Preferred Units shall be declared pro rata so that the amount of distributions declared per Series A Preferred Unit and such Parity Preferred Units shall in all cases bear to each other the same ratio that accrued distributions per Series A Preferred Unit and such Parity Preferred Units (which shall not include any accrual in respect of unpaid distributions on any Parity Preferred Units for prior distribution periods if such Parity Preferred Units do not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on Series A Preferred Units which may be in arrears.

f) Holders of Series A Preferred Units shall not be entitled to any distribution, whether payable in cash, property or units of the Partnership, in excess of full cumulative distributions on the Series A Preferred Units as provided above. Any distribution made on the Series A Preferred Units shall first be credited against the earliest accrued but unpaid distributions due with respect to such units which remain payable. Accrued but unpaid distributions on Series A Preferred Units will accumulate as of the Series A Preferred Unit Distribution Payment Date on which they first become payable or on the date of redemption, as the case may be.

g) For the avoidance of doubt, in determining whether a distribution (other than upon voluntary or involuntary liquidation), redemption or other acquisition of the Partnership Units is permitted under Maryland law, no effect shall be given to the amounts that would be needed, if the Partnership were to be dissolved at the time of the distribution, to satisfy the preferential rights upon distribution of holders of Partnership Units whose preferential rights are superior to those receiving the distribution.

6. Liquidation Preference.

a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, before any distribution or payment shall be made to the holders of any Common Units or Junior Preferred Units, the holders of the Series A Preferred Units then outstanding shall be entitled to be paid, or have the Partnership declare and set apart for payment, out of the assets of the Partnership legally available for distribution to its Partners after payment or provision for payment of all debts and other liabilities of the Partnership, a liquidation preference in cash of $25.00 per Series A Preferred Unit (the “Base Liquidation Preference”), plus an amount equal to any accrued and unpaid distributions (whether or not declared) to, but not including, the date of payment or the date the liquidation preference is set apart for payment (the “Liquidating Distributions”).

b) If upon any such voluntary or involuntary liquidation, dissolution or winding up of the Partnership, the available assets of the Partnership are insufficient to pay the full amount of the Liquidating Distributions on all outstanding Series A Preferred Units and the corresponding amounts payable on all outstanding Parity Preferred Units, then the holders of Series A Preferred Units and Parity Preferred Units shall share ratably in any such distribution of assets in proportion to the full Liquidating Distributions to which they would otherwise be respectively entitled.

c) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Partnership, after payment shall have been made in full to the holders of the Series A Preferred Units and any Parity Preferred Units, any other series or class or classes of Junior Preferred Units shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series A Preferred Units and any Parity Preferred Units shall not be entitled to share therein.

d) After payment of the full amount of the Liquidating Distributions to which they are entitled, holders of Series A Preferred Units will have no right or claim to any of the remaining assets of the Partnership.

e) For the avoidance of doubt, the consolidation, merger or conversion of the Partnership with or into another entity, the merger of another entity with or into the Partnership, a statutory unit exchange by the Partnership or the sale, lease, transfer or conveyance of all or substantially all of the assets or business of the Partnership shall not be considered a liquidation, dissolution or winding up of the affairs of the Partnership.

7. Optional Redemption.

a) The Series A Preferred Units are not redeemable prior to October 4, 2021, except as otherwise provided in this Section 7. On and after October 4, 2021, the Partnership, at its option, upon not less than 30 nor more than 60 days’ written notice, may redeem the Series A Preferred Units, in whole or from time to time in part, for cash, at a redemption price equal to $25.00 per Series A Preferred Unit, plus any accrued and unpaid distributions thereon (whether or not declared) to, but not including, the date fixed for redemption (the “Redemption Date”). If fewer than all of the outstanding Series A Preferred Units are to be redeemed, the Series A Preferred Units to be redeemed may be selected pro rata (as nearly as practicable without creating fractional units) or by lot.

b) Unless full cumulative distributions on all Series A Preferred Units shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods, (i) no Series A Preferred Units shall be redeemed unless all outstanding Series A Preferred Units are simultaneously redeemed, and (ii) the Partnership shall not purchase or otherwise acquire directly or indirectly for any consideration, nor shall any monies be paid to or be made available for a sinking fund for the redemption of, any Series A Preferred Units (except by conversion into or exchange for, or options, warrants or rights to purchase or subscribe for units of, Common Units or Junior Preferred Units of the Partnership); provided, however, that the foregoing shall not prevent the redemption or purchase of Series A Preferred Units by the Partnership in connection with a redemption or purchase by the General Partner of Series A Preferred Stock pursuant to Article VII of the Charter or otherwise in order to ensure that the General Partner remains qualified as a REIT for federal income tax purposes or pursuant to the terms of the Articles Supplementary, or the purchase or acquisition of Series A Preferred Units pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Units.

c) Immediately prior to any redemption of Series A Preferred Units, the Partnership shall pay, in cash, any accrued and unpaid distributions on the Series A Preferred Units (whether or not declared) to, but not including, the Redemption Date, unless a Redemption Date falls after a Distribution Record Date and prior to the corresponding Series A Preferred Unit Distribution Payment Date, in which case each holder of Series A Preferred Units at the close of business on such Distribution Record Date shall be entitled to the distribution payable on such units on the corresponding Series A Preferred Unit Distribution Payment Date (including any accrued and unpaid distributions for prior distribution periods) notwithstanding the redemption of such units before such Series A Preferred Unit Distribution Payment Date. Except as provided above, the Partnership will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series A Preferred Units for which a notice of redemption has been given.

d) Notice of redemption of the Series A Preferred Units shall be mailed by the Partnership to each holder of record of the Series A Preferred Units to be redeemed by first class mail, postage prepaid, not less than 30 nor more than 60 days prior to the Redemption Date at such holder’s address as the same appears on the records of the Partnership. A failure to give such notice or any defect therein or in the mailing thereof shall not affect the validity of the proceedings for the redemption of any Series A Preferred Units except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the Redemption Date; (ii) the redemption price; (iii) the number of Series A Preferred Units to be redeemed; (iv) the place or places where the Series A Preferred Units are to be surrendered for payment of the redemption price; and (v) that distributions on such Series A Preferred Units to be redeemed will cease to accrue on such Redemption Date. If less than all of the Series A Preferred Units held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of units of Series A Preferred Units held by such holder to be so redeemed.

e) Holders of Series A Preferred Units to be redeemed shall surrender such Series A Preferred Units at the place or places designated in such notice and, upon surrender of the units, such Series A Preferred Units shall be redeemed by the Partnership at the redemption price plus any accrued and unpaid distributions (whether or not declared) payable upon such redemption. If notice of redemption of any of the Series A Preferred Units has been given and if the assets necessary for such redemption have been set apart by the Partnership for the benefit of the holders of any Series A Preferred Units so called for redemption, then from and after the redemption date distributions will cease to accrue on such Series A Preferred Units, such Series A Preferred Units shall no longer be deemed outstanding and all rights of the holders of such Series A Preferred Units will terminate, except the right to receive the redemption price and any accrued and unpaid distributions (whether or not declared) to, but not including, the redemption date; provided, however, if the redemption date falls after a Distribution Record Date and prior to the corresponding Series A Preferred Unit Distribution Payment Date, each holder of Series A Preferred Units so called for redemption at the close of business on such Distribution Record Date shall be entitled to the distribution payable on such units on the corresponding Series A Preferred Unit Distribution Payment Date notwithstanding the redemption of such units before such Series A Preferred Unit Distribution Payment Date.

f) Notwithstanding anything to the contrary contained herein, the Partnership may redeem one Series A Preferred Unit for each share of Series A Preferred Stock purchased in the open market, through tender or by private agreement by the General Partner.

g) All Series A Preferred Units redeemed or otherwise acquired by the Partnership in any manner whatsoever shall be retired and reclassified as authorized but unissued Preferred Units, without designation as to class or series, and may thereafter be reissued as any class or series of Preferred Units in accordance with the applicable provisions of the Partnership Agreement.

h) Notwithstanding anything to the contrary contained herein, the Partnership may redeem Series A Preferred Units at any time in connection with any redemption by the General

Partner of the Series A Preferred Stock.

8. Voting Rights. Holders of the Series A Preferred Units will not have any voting rights.

9. Conversion. The Series A Preferred Units are not convertible or exchangeable for any other property or securities, except as provided herein.

a) In the event that a holder of Series A Preferred Stock exercises its right to convert the Series A Preferred Stock into Common Stock in accordance with the terms of the Articles Supplementary, then, concurrently therewith, an equivalent number of Series A Preferred Units of the Partnership held by the General Partner shall be automatically converted into a number of Common Units of the Partnership equal to the number of shares of Common Stock issued upon conversion of such Series A Preferred Stock; provided, however, that if a holder of Series A Preferred Stock receives cash or other consideration in addition to or in lieu of Common Stock in connection with such conversion, then the General Partner, as the holder of the Series A Preferred Units, shall be entitled to receive cash or such other consideration equal (in amount and form) to the cash or other consideration to be paid by the General Partner to such holder of the Series A Preferred Stock. Any such conversion will be effective at the same time the conversion of Series A Preferred Stock into Common Stock is effective.

b) No fractional units will be issued in connection with the conversion of Series A Preferred Units into Common Units. In lieu of fractional Common Units, the General Partner shall be entitled to receive a cash payment in respect of any fractional unit in an amount equal to the fractional interest multiplied by the closing price of a share of Common Stock on the date the shares of Series A Preferred Stock are surrendered for conversion by a holder thereof.

10. Allocation of Net Income and Net Loss.

Article 6, Sections 6.2.A and B of the Partnership Agreement are hereby deleted in their entirety and replaced by sections A and B, below:

“A. Net Income.

(i) First, 100% to the General Partner in an amount equal to the remainder, if any, of the cumulative Net Losses allocated to the General Partner pursuant to clause (iv) in Section 6.2.B for all prior Partnership Years minus the cumulative Net Income allocated to the General Partner pursuant to this clause (i) for all prior Partnership Years;

(ii) Second, 100% to the General Partner in an amount equal to the remainder, if any, of the cumulative Net Losses allocated to the General Partner pursuant to clause (iii) in Section 6.2.B for all prior Partnership Years minus the cumulative Net Income allocated to the General Partner pursuant to this clause (ii) for all Prior Partnership Years;

(iii) Third, 100% to each Holder in an amount equal to the remainder, if any, of the cumulative Net Losses allocated to each such Holder pursuant to clause (ii) in

Section 6.2.B for all prior Partnership Years minus the cumulative Net Income allocated to such Holder pursuant to this clause (ii) for all prior Partnership Years;

(iv) Fourth, 100% to the General Partner in respect of its Series A Preferred Units, until it has been allocated Net Profit equal to the excess of (x) the cumulative amount of distributions the General Partner has received (other than distributions of Base Liquidation Preference) for all Partnership Years or other applicable period or to the date of redemption, to the extent such Series A Preferred Units are redeemed during such period, over (y) the cumulative Net Profit allocated to the General Partner, pursuant to this Section 6.2.A(iv) for all prior Partnership Years or other applicable periods; and

(v) Fifth, 100% to the Holders of Partnership Common Units in accordance with their respective Percentage Interests in the Partnership Common Units.

To the extent the allocations of Net Income set forth above in any paragraph of this Section 6.2.A are not sufficient to entirely satisfy the allocation set forth in such paragraph, such allocation shall be made in proportion to the total amount that would have been allocated pursuant to such paragraph without regard to such shortfall.

B. Net Losses.

(i) First, 100% to the Holders of Partnership Common Units in accordance with their respective Percentage Interests in the Partnership Common Units (to the extent consistent with this clause (i)) until the Adjusted Capital Account balance (ignoring for this purpose any amounts a Holder is obligated to contribute to the capital of the Partnership or is deemed obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c)(2)) of all such Holders that is attributable to Partnership Common Units is zero;

(ii) Second, 100% to the Holders (other than the General Partner) to the extent of, and in proportion to, the remaining positive balance (if any) in their Adjusted Capital Accounts;

(iii) Third, 100% to the General Partner in respect of its Series A Preferred Units until the adjusted Capital Account of the General Partner with respect to such Series A Preferred Units is reduced to zero; and

(iv) Fourth, 100% to the General Partner.”

Article 6, Section 6.2.D of the Partnership Agreement is hereby deleted in its entirety and replaced by Section D, below:

“D. Special Allocations with Respect to LTIP Units. In the event that Liquidating Gains are allocated under this Section 6.2.D, Net Income allocable under

Section 6.2.A and any Net Losses allocable under Section 6.2.B shall be recomputed without regard to the Liquidating Gains so allocated. After giving effect to the special allocations set forth in Section 6.4.A hereof, any Liquidating Gains allocable under Section 6.2.A(v) or excluded from Net Losses shall first be allocated to the Holders of LTIP Units until the Economic Capital Account Balances of such Holders, to the extent attributable to their ownership of LTIP Units, are equal to (i) the Common Unit Economic Balance, multiplied by (ii) the number of their LTIP Units, and then shall be allocated to the Holders of LTIP Units and the Holders of Partnership Common Units, pro rata. Any such allocations shall be made among the Holders of LTIP Units in proportion to the amounts required to be allocated to each under this Section 6.2.D. The parties agree that the intent of this Section 6.2.D is to make the Capital Account balances of the Holders of LTIP Units with respect to their LTIP Units economically equivalent to the Capital Account balance of the General Partner with respect to its Partnership Common Units.”

Article 6, Section 6.2 of the Partnership Agreement is hereby amended with the addition of section E, below:

“E. It is the intention of the parties hereunder that the aggregate Capital Account balance of the General Partner in respect of its Series A Preferred Units at any date shall not exceed the amount of the original Capital Contributions made in respect of its Series A Preferred Units plus all accrued and unpaid distributions thereon, whether or not declared, to the extent not previously distributed. Notwithstanding anything to the contrary contained herein, in connection with the liquidation of the Partnership or the interest of a holder of Series A Preferred Units, and prior to making any other allocations of Net Income or Net Loss, items of income and gain or deduction and loss shall first be allocated to the General Partner in respect of its Series A Preferred Units in such amounts as is required to cause the General Partner’s Adjusted Capital Account (taking into account any amounts such Partner is obligated to contribute to the capital of the Partnership or is deemed obligated to contribute pursuant to Regulations Section 1.704-1(b)(2)(ii)(c)(2)) to equal the amount such Partner is entitled to receive pursuant to the provisions of Sections 6 and 7 hereof.”

11. Additional Allocation Provisions.

Article 6, Section 6.3.A of the Partnership Agreement is hereby deleted in its entirety and replaced by Section A, below:

“A. Special Allocations Upon Liquidation. In the event that the Partnership disposes of all or substantially all of its assets in a transaction that will lead to a liquidation of the Partnership pursuant to Article 13 hereof, then: (i) any Liquidating Gains allocable under Section 6.2.A(v) or excluded from Net Losses shall first be allocated to each Holder of LTIP Units in accordance with the Holder’s Percentage Interest until the Economic Capital Account Balance of such Holder, to the extent attributable to the Holder’s ownership of LTIP Units, is equal to (a) the Common Unit Economic Balance, multiplied by (b) the number of such Holder’s LTIP Units; and

(ii) any Net Income or Net Loss realized in connection with such transaction and thereafter (recomputed without regard to the Liquidating Gains allocated pursuant to clause (i) above) shall be specially allocated for such Partnership Year (and to the extent permitted by Code Section 761(c), for the immediately preceding Partnership Year) among the Holders as required so as to cause liquidating distributions pursuant to Section 13.2.A(4) hereof to be made in the same amounts and proportions as would have resulted had such distributions instead been made pursuant to Section 5.1 hereof. In addition, if there is an adjustment to the Gross Asset Value of the assets of the Partnership pursuant to paragraph (b) of the definition of Gross Asset Value, allocations of Net Income or Net Loss arising from such adjustment shall be allocated in the same manner as described in the prior sentence.

12. Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and confirms.